                                     EXHIBIT 8.1C

                                     May 12, 1998



Prime Retail, Inc.
100 East Pratt Street
Nineteenth Floor
Baltimore, Maryland 21202

          Re:  Qualification of Horizon Group Properties, Inc. as REIT

Ladies and Gentlemen:

          We have acted as tax counsel for you in connection with the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc. ("Prime"), Prime Retail, L.P. ("Prime Partnership"), Horizon Group, Inc. ("Horizon"), Sky Merger Corp., Horizon Group Properties, Inc. ("HGP"), Horizon Group Properties, L.P. ("HGP LP")
and Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") dated as of February 1, 1998 (the "Merger Agreement"). This opinion letter addresses the federal income tax issues described below on which you have requested our opinion in connection with the Joint Proxy Statement/Prospectus/Information Statement dated May 14, 1998 (the "Joint Proxy") and the Joint Consent Solicitation Statement/Prospectus/Information Statement filed by Prime Partnership, Horizon Partnership, and HGP LP dated May 14, 1998 (the "Joint Consent"). Capitalized terms not defined herein shall have the meaning set forth in the Joint Proxy or Joint Consent, as the
context requires.   In connection with the contemplated transactions, certain
classes of New Prime Shareholders will receive common shares of HGP, a Maryland corporation, which will elect to be treated as a real estate investment trust ("REIT") for federal income tax purposes.

          You have requested our opinion concerning (i) whether HGP is organized in conformity with the requirements for qualification as a REIT for federal income tax purposes, (ii) whether HGP's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and (iii) whether HGP's method of operation enables it to continue to meet the requirements for qualification as a REIT.

Prime Retail, Inc.
May 12, 1998
Page 2


          In rendering this opinion, we have examined and relied upon the descriptions of HGP, HGP LP and various subsidiary partnerships of HGP and HGP LP, (the "HGP Subsidiary Partnerships"), and their respective investments, activities, operations and governance, as set forth in the following documents:

          (a)  the Joint Proxy;

          (b)  the Joint Consent;

          (c) the Articles of Incorporation of HGP as amended to the date hereof (the "Charter");

          (d)  the Form of Agreement of Limited Partnership of HGP LP;

          (e) each of the HGP Subsidiary Partnerships' operative agreements as amended; and

          (f) the Officer's Certificate dated as of the date hereof and attached hereto setting forth certain representations regarding HGP and its affiliates,

together with such other documents, records and matters of law as we have deemed relevant or necessary (the "Relevant Documents"). We have assumed the genuineness of all signatures on originals or copies, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals, the accuracy of copies, and the conformity to originals or certified copies of all copies submitted to us as certified or reproduction copies.

          We have reviewed and, with your permission, are relying upon the Relevant Documents, including the Officer's Certificate dated as of the date hereof and executed by a duly authorized officer of HGP, setting forth certain factual representations relating to the formation, ownership, operation and compliance with the REIT and partnership provisions of the Code with respect to HGP, HGP LP, HGI Management Corp. and each of the HGP Subsidiary Partnerships. Our reliance upon this Officer's Certificate relates only to matters of fact and not to matters of law or legal conclusions. We have further relied on and assumed the truth and correctness of (i) HGP's representations in the Agreement of Limited Partnership of HGP LP and (ii) the certificates of public officials with respect to the formation of certain limited partnerships. Moreover, for the purpose of rendering our opinion, we have assumed that no partner in HGP LP or any of the HGP Subsidiary Partnerships has or will elect to be excluded from all or part of subchapter K of the Code.

Prime Retail, Inc.
May 12, 1998
Page 3


          For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the Relevant Documents, including without limitation, the Joint Proxy, the Joint Consent and the Officer's Certificate. We have consequently relied upon your factual representations that the information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion.

          In rendering this opinion, we have assumed that the transactions contemplated by the Joint Proxy and the Joint Consent will be consummated in accordance with the Relevant Documents, and such documents accurately reflect the material facts of such transactions. In addition, the opinion set forth herein is based on the correctness of the following specific assumptions:
(i) each of HGP, HGP LP and each HGP Subsidiary Partnership will operate in the manner described in the relevant partnership agreement or other organizational documents and in the Joint Proxy and the Joint Consent and in accordance with applicable laws; and (ii) each partner in HGP LP and in each of the HGP Subsidiary Partnerships was motivated in acquiring its respective partnership interest or stock by such partner's or shareholder's anticipation of economic rewards apart from tax considerations. Any alteration of such assumptions may adversely affect our opinion.

          Pursuant to the analysis described in Treasury Regulation section 1.6662-4(d)(3)(ii), our opinion is based upon the current provisions of the Code, as amended, currently applicable Treasury Regulations promulgated or proposed thereunder, currently published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we take no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

          Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that HGP is organized in conformity with the requirements for qualification as a REIT, and HGP's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code, and its method of operation enables it to continue to meet the requirements for qualification as a REIT.

          HGP's qualification and taxation as a REIT (possibly including HGP LP's qualification and taxation as a partnership, and not a publicly traded partnership taxable as a corporation) depend upon HGP's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Joint Proxy and the Joint Consent with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to stockholders, and the diversity of its stock ownership. Winston & Strawn undertakes no responsibility to, and will not, review HGP's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of HGP's operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. In particular, we would note that, although HGP's Charter contains certain provisions which restrict the ownership and transfer of HGP's capital stock and which are intended to prevent concentration of stock ownership, such provisions do not ensure that HGP will be able to satisfy the requirement set forth in Code section 856(a)(6) that it not be "closely held" within the meaning of Code section 856(h) for any given taxable year, primarily, though not exclusively, as a result of fluctuations in value among the different classes of HGP's capital stock.

Prime Retail, Inc.
May 12, 1998
Page 4


          Other than as expressly stated above, we express no opinion on any issue relating to HGP, HGP LP or any of the HGP Subsidiary Partnerships or to any investment therein.

          This opinion is being delivered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than for the benefit of Prime Shareholders, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit 8.1C to the Registration Statement and the use of our name in the Joint Proxy and the Joint Consent. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                   Very truly yours,

                                   /s/ Winston & Strawn

OFFICER'S CERTIFICATE REGARDING WINSTON & STRAWN TAX OPINION SET FORTH IN
EXHIBIT 8.1C


                            HORIZON GROUP PROPERTIES, INC.

                                OFFICER'S CERTIFICATE

          Horizon Group Properties, Inc. ("HGP"), on behalf of itself, its shareholders, HGP LP (1) and the affiliated entities formed as a joint venture, limited partnership, general partnership or limited liability company (a "HGP Subsidiary Partnership") hereby certifies and represents to Winston & Strawn as of the date hereof solely for purposes of the legal opinions to be rendered in connection with the transactions contemplated by the Joint Proxy Statement/Prospectus/Information Statement (the "Joint Proxy") and the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc., Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of February 1, 1998 (the "Merger Agreement") as follows:

1. The undersigned, Gary J. Skoien, is the duly qualified and elected President and Chief Executive Officer of HGP, a Maryland corporation, and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such certifications and representations for HGP, its shareholders, HGP LP, the HGP Subsidiary Partnerships and other affiliated entities (collectively, one or more of the following are the "HGP Affiliates").

2. The factual representations and assumptions set forth in Rudnick & Wolfe's opinions as to (i) the qualification of the Reincorporation Merger as a valid Code section 368(a) reorganization and (ii) the status of Horizon as a REIT, and Horizon Partnership and each subsidiary of Horizon Partnership, formed under relevant state law as a partnership, joint venture or limited liability company, as a partnership for federal income tax purposes are true and correct, and Winston & Strawn may rely upon the legal conclusions contained in the Rudnick & Wolfe opinions without independent verification thereof.

3. HGP has operated in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, HGP Articles of Incorporation and Bylaws, and in the manner described in the Joint Proxy and this Certificate.

4. HGP LP has operated, and intends to continue to operate, in accordance with the Delaware Revised Uniform Limited Partnership Act, all other applicable laws of the State of Delaware, the Amended and Restated Agreement of Limited Partnership of Horizon Group Properties, L.P. (the "HGP LP Agreement"), and in the manner described in the Joint Proxy and this Certificate. Each of the HGP Subsidiary Partnerships has operated, and intends to continue to operate, in accordance with the applicable laws of the State in which it was formed, its respective operative agreement, and in the manner described in the Joint Proxy and this Certificate. The HGP LP Agreement and the operative agreements for each of the HGP Subsidiary Partnerships have been duly executed.
____________________

     (1) Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Joint Proxy.

5. HGI Management Corp. (the "Services Company"), a Maryland corporation, has operated, and intends to continue to operate, in accordance with the Maryland General Corporation Law and all other applicable laws of the State of Maryland, the Services Company's
     Articles of Incorporation, as amended, and Bylaws, as amended, and in the manner described in the Joint Proxy and this Certificate. Neither the Company nor HGP LP has at any time owned or will own any voting stock in the Services Company, and a majority of HGP's directors cannot vote for or elect the directors of the Services Company. Furthermore, a majority of HGP's directors are not, and are not expected to be in the future, directors, officers, shareholders, or employees of the Services Company. The sale, transfer, or other disposition of the common stock of the Services Company by the holders thereof is not subject to any restrictions. The Services Company currently performs only third party property management services. The Services Company will perform only activities and services with respect to properties owned by HGP or HGP LP, if any, which are customarily rendered in connection with the rental of space for occupancy only and are not rendered primarily for the convenience of the tenant. Neither HGP nor HGP LP has or will have any contract or agreement with the holders of the common stock in the Services Company or to vote on those business affairs of the Services Company that are usually decided by a corporation's board of directors under Maryland law.

6. HGP, HGP LP and each of the HGP Subsidiary Partnerships were formed, have been operated, and intend to continue to operate, in reasonable anticipation of making an economic profit, not taking into account any federal income tax benefits. The respective general partner of each of these partnerships acts for its own account and not as an agent or dummy of the limited partners. None of the partnership interests in HGP LP or any of the HGP Subsidiary Partnerships are currently traded or will be traded on any securities exchange or any local or over-the-counter market (or other interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers). At no time will there be more than 100 partners in any HGP Subsidiary Partnership. Neither HGP LP nor any of the HGP Subsidiary Partnerships have ever received any formal or informal notice from the Internal Revenue Service (the "Service") indicating that an examination is underway or will be made.

7. For all taxable years ending after the Closing Date, HGP LP intends that at least 90% of the gross income derived by it shall consist only of amounts from the following sources: (A) interest, (B) dividends, (C) real property rents, (D) gain from the sale or other disposition of real property (including property described in Code section 1221(1)), (E) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), or the marketing of any mineral or natural resource (including fertilizer, geothermal energy and timber), or (F) any gain from the sale or disposition of a capital asset (or property described in Code section 1231(b)) held for the production of income described in (A)-(E) of this paragraph.

8. HGP's taxable year for federal income tax purposes is the calendar year. HGP will make the election specified in Code section 856(c) to be a REIT, effective for its taxable year ending December 31, 1998. Such election will be made and filed with its federal income tax return for the taxable year ending December 31, 1998, and such return properly filed with the Service on or before the due date thereof (taking into account any extensions that may have been granted).

9. For each of its taxable years, HGP expects that, and intends to take all measures within its control (including without limitation monitoring and enforcing all restrictions of stock ownership contained in the HGP Articles of Incorporation), to ensure that, (A) after the first taxable year for which the REIT election is made, the beneficial ownership of HGP will be held at all times by 100 or more persons as required by Code section 856(a)(5) and (B) at no time during the last half of any taxable year after the first taxable year for which the REIT election was made, has or will more than 50% in value of HGP's outstanding stock be owned, directly or indirectly (taking into account the constructive ownership rules of Code section 856(h)) by or for five or fewer individuals. As of the date hereof, HGP is not aware of any facts or circumstances that would indicate requirements (A) and (B) of this paragraph have not been satisfied. To the best of HGP's knowledge, no individual shareholder owns directly or indirectly more than 9.9% of the value of HGP's outstanding stock.

10. HGP at all times has been, and intends to always be, managed by one or more directors or trustees, and the beneficial ownership of HGP has been, and the beneficial ownership of HGP will always be, evidenced by transferable shares. With the exception of restrictions imposed by HGP's Articles of Incorporation, there are no restrictions on the transfer of HGP's shares.

11. HGP will not sell insurance, accept deposits, issue letters of credit, regularly discount or negotiate bills of exchange, banker acceptances, promissory notes or other similar instruments which would cause HGP to be treated as an insurance company or financial institution as defined in Code section 856(a)(4).

12. HGP has compiled an analysis for Winston & Strawn demonstrating its projected compliance with the 95% and 75% gross income tests of Code section 856(c) for its taxable years ending December 31, 1998 and December 31, 1999. Such analysis projects the amounts and types of income to be received by HGP, HGP LP and each HGP Subsidiary Partnership for such taxable years. HGP does not anticipate earning in the current taxable year or future taxable years significant gross income of any type not reflected in this analysis. Furthermore, HGP does not anticipate that the percentage for various categories designated in the analysis as "Bad Income" taken as a percentage of the total revenues expected to be earned by HGP or HGP LP will differ materially for the taxable year ending December 31, 1998 or any taxable year thereafter.

13. HGP expects, and intends to take all necessary measures within its control to ensure, that at least 95% of the gross income derived by HGP and HGP LP will consist of amounts derived from the following sources:

     (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by HGP, HGP LP and each HGP Subsidiary Partnership after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 16 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 17 below), (ii) any amount described in Code section 856(d)(2)(A) (discussed in paragraph 15 below) and (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 18 below;

     (B) gain realized upon the sale or other disposition of stock, securities and real property which is not inventory or other property held for sale to customers in the ordinary course of business;

     (C) interest, but excluding (i) interest determined in whole or in part on the income or profits of any person, and (ii) in the case of interest paid by any partnership in which HGP or HGP LP has an interest, the portion of the interest attributable to such ownership interest;

     (D)  dividends;

     (E)  abatements and refunds of real property taxes;

     (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

     (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property); and

     (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6).

     For purposes of this representation and all other representations relating to the gross income of HGP or HGP LP, each has been treated as receiving a pro rata share, based on its capital interest within the meaning of Treasury Regulations section 1.856-3(g), of all gross income derived by any partnership in which it is a partner. Additionally, for purposes of this representation, all gross income received by any other subsidiary in which HGP owns 100% of the outstanding stock and which is treated as a "qualified REIT subsidiary" as that term is defined in Code section 856(i)(2) shall be treated as income of HGP.

14. HGP expects, and intends to take all necessary measures within its control to ensure, that at least 75% of the gross income derived by HGP and HGP LP will consist of amounts derived from the following sources:

     (A) income from the rental of real property (which term shall be deemed to include for purposes of this Certificate any property acquired by HGP, HGP

          LP and each HGP Subsidiary Partnership after the date hereof), including for this purpose both rents attributable to personal property that satisfies the conditions described in paragraph 16 below and charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding (i) any rents received or accrued from persons identified in Code section 856(d)(2)(B) (as described in paragraph 17 below), (ii) any amount described in Code section 856(d)(2)(A) (which is discussed in paragraph 15 below) and
          (iii) any rent received from a tenant to whom or with respect to whom services are provided other than services described in paragraph 18 below;

     (B) interest on obligations secured by mortgages on real property or interests in real property, but excluding (i) interest determined in whole or in part based on the profits or income of any person and (ii) in the case of interest paid by any partnership in which HGP or HGP LP has an interest, the portion of the interest attributable to such ownership interest;

     (C) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property which is held as inventory or for sale to customers in the ordinary course of business;

     (D) dividends or other distributions on and gain, other than gain from a prohibited transaction within the meaning of Code section 857(b)(6), from the sale or disposition of transferable shares in other REITs;

     (E)  abatements and refunds of real property taxes;

     (F) income and gain derived from "foreclosure property" as defined in Code section 856(e);

     (G) amounts (other than amounts determined in whole or in part based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and mortgages secured by real property);

     (H) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code section 857(b)(6); and

     (I)  "qualified temporary investment income" as defined in Code section 856(c)(5)(D).

15. No amounts payable to HGP, HGP LP or any HGP Subsidiary Partnership in connection with the rental of property depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such property (except that such amounts may be based on a fixed percentage or percentages of receipts or sales). Neither HGP, HGP LP nor any HGP Subsidiary Partnership expects to enter into any lease agreement or other arrangement in connection with the rental of property under which amounts will be paid based in whole or in part on the income or profits derived by the tenant under such lease or arrangement, and each intends to take all measures within its control to ensure that no such amounts are received. As to each lease under which the tenant pays rent based upon a fixed percentage of sales or receipts, the rental provisions conform with normal business practice (taking into account the lease itself and the surrounding circumstances) and are not used as means to base the rent paid on the income or profits of the ultimate tenant.

16. Less than 15% of the rent received from each of the properties is expected to be attributable to personal property (determined by the ratio of adjusted basis of the personal property subject to a lease to the total adjusted basis of all property subject to that lease) and all personal property contained in the properties leased by HGP, HGP LP and each HGP Subsidiary Partnership is anticipated to be leased under or in connection with the lease of real property.

17. No gross rental income received by HGP, HGP LP and any HGP Subsidiary Partnership is expected to be received or accrued directly or indirectly from any person in which HGP owns (A) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock, or (B) in the case of an entity other than a corporation, an interest in 10% or more of the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code section 318 as modified by Code section 856(d)(5).

18. None of HGP, HGP LP, and HGP Subsidiary Partnerships or the Services Company intends to provide to any tenants of the properties any services that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant. However, HGP may provide a de minimis amount of impermissible services to tenants or in connection with the management of the property and still treat amounts received with respect to that property as rent as long as the value of the impermissible services does not exceed 1% of the gross income from the property. For this purpose, the amount treated as received with respect to any impermissible service shall not be less than 150% of the direct cost to HGP of providing such service. Based upon its experience and that of its affiliates in the various geographic markets in which the properties are located, HGP expects that all services that will be provided to tenants of the properties directly by HGP, HGP LP, each HGP Subsidiary Partnership and the Services Company will be considered usually or customariy rendered in connection with the rental of space of the type rented for occupancy in the market in which the property is located. In the event that HGP, HGP LP, any of the HGP Subsidiary Partnerships or the Services Company decide in the future to provide any services to the tenants which would not be customary as described above, all such services will be performed by an "independent contractor" within the meaning of Code section 856(d)(3) from whom HGP, HGP LP, the HGP Subsidiary Partnerships and the Services Company derive no income. All independent contractors have received and are expected to receive in the future reasonable compensation for services rendered, and such compensation has been, or will be, established after arm's-length negotiations. For purposes of this representation, HGP has assumed that if and to the extent there is either (A) "concierge services," (B) parking garage or parking lot facilities where there are attendants present or other paid parking services, or (C) construction or "build-out" services (other than supervision of contractors), such services have not been treated as customary within the meaning of this paragraph; and HGP intend such services to be performed by independent contractors within the meaning of Code section 856(d)(3).

19. If HGP, HGP LP or any HGP Subsidiary Partnership engages in real estate activities which involve the sale or other disposition of property held primarily for sale to customers in the ordinary course of business and which constitute prohibited transactions as defined in Code section 857(b)(6), such activities will be conducted through one or more special purpose corporations in which HGP LP has or will have a nonvoting stock interest. HGP will take all necessary measures to ensure that the stock interest owned by HGP LP in any such corporation will not exceed 10% of the voting securities of such corporation and that the value of the stock interest will not exceed 5% of the value of HGP's total gross assets.

20. HGP, HGP LP and each HGP Subsidiary Partnership intend to derive amounts with respect to interest on obligations secured by mortgages on real property described above in paragraph 13B where the mortgages also cover property in addition to real property only if the loan value of the real property is at least equal to 75% of the amount of the loan.

21. HGP LP does not expect to receive fees in consideration of the performance of management and administration services with respect to properties that are not owned entirely by HGP LP. As to any such property which HGP LP in the future owns a significant interest, but less than the entire interest, a portion of such management and administrative fees (corresponding to that portion of the property owned by a third party) will be treated by HGP as not qualifying under the 75% and 95% gross income tests of Code section 856(c) for the purpose of the representations made herein. Also, the related tenant rents described in paragraph 17 above are treated as not qualifying under such gross income tests. HGP LP may also receive other types of income with respect to the properties it owns that do not qualify for the 75% and 95% gross income tests. HGP and HGP LP intend to take all measures within their control to ensure that the aggregate amount of such fees and Bad Income in any taxable year will not cause HGP to exceed the limits on nonqualifying income under the 75% or 95% gross income tests.

22. Within three years of any acquisition by HGP, HGP LP or any HGP Subsidiary Partnership of property through "foreclosure" (within the meaning of Code section 856(e) including space reacquired by dispossessing defaulted tenants) or within such additional period as HGP may obtain by extension from the Service, HGP, HGP LP or each HGP Subsidiary Partnership as the case may be intends to take such action necessary to ensure that the property is sold, or take such other actions as are necessary to ensure that income derived from such property will not cause HGP to fail the gross income tests set forth in Code section

     856(c). With respect to any foreclosure property, neither HGP, HGP LP nor any HGP Subsidiary Partnership intends (i) to enter into any lease which will result in income not qualifying under the gross income tests of Code section 856(c); (ii) to cause construction to take place on such property unless such construction involves the completion of a building or other improvement where more than 10% of the construction of such building was completed before default became imminent; and (iii) within 90 days of acquisition of any foreclosure property, to use such property in a trade or business, other than through an independent contractor as defined in Code section 856(d)(3) from whom HGP and HGP LP derive or receive no income.

23. HGP will properly report and pay the appropriate tax on income from prohibited transactions, if any, within the meaning of Code section 857(b)(6). Since its formation, HGP has not sold or caused the sale of any parcel of land or any type of inventory property.

24. HGP's federal income tax returns and those of HGP LP and each HGP Subsidiary Partnership will be timely filed and all such returns will accurately portray the respective incomes of all such entities in every material respect. HGP will maintain all records and files necessary to comply with the requirements of the Code and the regulations promulgated thereunder (including without limitation Treasury Regulation section 1.856-4 (filing schedules with its tax returns identifying all independent contractors and those tenants in which HGP owns directly or indirectly any proprietary interest and the extent of such interest)), and will take all measures within its control to continue to maintain all records and files in accordance with the requirements of the Code and the regulations.

25. Any joint venture partnership agreements with respect to property management fees, development fees, construction management fees, leasing commissions or similar fees or payments will be negotiated at arm's-length, and the amount of such fees and payments will represent reasonable amounts for the services rendered.

26. HGP (i) has not received any letter, notice or other written or oral transmittal from the Service regarding its status as a REIT; (ii) has not received any opinion of counsel or letter from its accountants that indicates it may not qualify as a REIT; and (iii) is not currently undergoing an audit by the Service.

27. The financial projections and analysis dated May 12, 1998 prepared by Prime based on information provided by HGP and provided to Winston & Strawn with respect to HGP's qualification under the asset tests set forth in section 856(c)(4) of the Code represent HGP's best estimates of the assets to be held by HGP, HGP LP and each HGP Subsidiary Partnership. Prior to the date hereof, neither HGP nor HGP LP has owned or held any assets.

28. HGP expects, and HGP intends to take all necessary measures within its control to ensure, that at least 75% in value of HGP's total assets, including assets held through partnerships in which it holds an interest, will at all times consist of assets of the following types:

     (A)  land or interests therein;

     (B) buildings, including wiring, plumbing systems, elevators, escalators and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

     (C) loans (including accrued interest thereon) directly secured by a duly recorded mortgage on real property of the type described in
          (A) or (B) above;

     (D) cash and cash items, including cash on hand, time and demand deposits with financial institutions and receivables arising in the ordinary course of HGP's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements and other similar instruments;

     (E) securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificate of deposit for any of the foregoing; and

     (F) only during the one year period commencing on the date new capital is received, stock or debt instruments sold to the public attributable to the temporary investment of such new capital.

29. HGP expects, and will take all necessary measures within its control to ensure, that at no time will more than 25% in value of HGP's total assets be represented by securities other than those described in paragraph 28 above;

30. HGP expects, and will take all necessary measures within its control to ensure, that it will not own at the end of any calendar quarter securities in any corporate issuer (other than any qualified REIT subsidiary within the meaning of Code section 856(i)(2)) that either (A) represent in excess of 10% of the outstanding voting securities of any such issuer or (B) have an aggregate value in excess of 5% of the value of the total assets of HGP as determined in accordance with Treasury Regulations
     Section 1.856-2(d)(2). For the purposes of this representation, HGP will be treated as owning its pro rata share (based on its capital interest) of all securities held by partnerships in which it holds an interest. HGP understands that for the purposes of this representation it will be entitled to take into consideration the provision of Code Section 856(c)(4) allowing a 30 day period to correct any failure to comply with this representation as the result of any acquisition of a security during the calendar quarter.

31. HGP expects, and will take all necessary measures within its control to ensure, that all properties held by HGP, HGP LP and each HGP Subsidiary Partnership are held for investment purposes and not as (A) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (B) property held primarily for sale to customers in the ordinary course of business.

32. HGP has furnished Winston & Strawn with access to all leases for properties in which HGP directly or indirectly holds an ownership interest.

33. HGP has furnished Winston & Strawn with accurate copies of all audited and pro forma financial statements pertaining to the anticipated activities of HGP, HGP LP and each HGP Subsidiary Partnership. Copies of all documents furnished by HGP to Winston & Strawn have conformed to the originals.

34. HGP expects, and will take all necessary measures within its control to ensure, that HGP, HGP LP and each HGP Subsidiary Partnership revalue their assets at the end of each quarter of each taxable year in which securities or other property are acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of HGP's various investments and the requirements of Code section 856(c)(4) of the Code to the extent attributable in whole or in part to acquisitions during such quarter.

Requirements with respect to Shareholders
-----------------------------------------

35. For each taxable year, HGP expects to distribute to shareholders within each calendar year or within 30 days after the end of each year for which a distribution is declared and payable to shareholders of record prior to the end of such year, 95% of its real estate investment trust taxable income as such term is defined in Code section 857(b)(2). HGP intends to take all actions within its control that are necessary to ensure the distribution requirements of Code section 857 are satisfied for 1997 and all subsequent years.

36. HGP expects to distribute currently for each taxable year an amount at least equal to the sum of the following: (i) 85% of HGP's ordinary income for such calendar year, (ii) 95% of HGP's capital gain net income for such calendar year (except to the extent HGP elects to retain and pay tax on retained capital gains for taxable years beginning with the taxable year ending on December 31, 1998), and (iii) any undistributed ordinary income or capital gain net income from prior years. HGP intends to take all necessary actions within its control to ensure that this requirement will be met in the current year and all future years.

37. HGP expects, and will take all necessary measures to ensure, that all distributions will be made in accordance with the terms of HGP's Articles of Incorporation, as amended. HGP will not declare or pay any distribution to its shareholders that would constitute a preferential dividend within the meaning of Code section 562.

38. HGP expects, and will take all necessary measures within its control to ensure, that it will comply with the requirements of Code section 857(a)(2) and Treasury Regulations Sections 1.857-8 and 1.857-9 (relating to records to be maintained concerning stock ownership and information required to be requested from shareholders of HGP who own greater than the applicable ownership percentage in such regulations).

39. To the extent any of the foregoing representations relate to the future operations of HGP, unexpected events may cause a deviation from one or more of the intended operating principles set forth herein, and in such case HGP, if it takes actions inconsistent with the business plan reflected in such representations, intends to do so in a manner to preserve in all events the status of HGP as a REIT under the Code.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of HGP, HGP LP and the HGP Affiliates this 12th day of May, 1998.


                                   HORIZON GROUP PROPERTIES, INC.


                                   By:  /s/ Gary J. Skoien
                                        ____________________________

                                        Gary J. Skoien


                                   Its: President and Chief Executive Officer